Exhibit 10.79

TO:	<First Name, Last Name>	DATE: January 1, <Current Year>

SUBJECT:	BONUS PROGRAM
Fiscal Year <Current Year> (“Bonus Program”)

I.	OBJECTIVE

The objective of this Bonus Program is to reward those individuals who contribute through their own performance and their influence on others for achieving and exceeding Republic Bank & Trust Company’s (“Republic”) <Current Year> financial goals.

II.	BONUS PROGRAM DESCRIPTION

Your bonus compensation (“Payout”) earned for <Current Year> will be paid based on the total company’s (“Total Company”) achievement of its full year gross operating profit (“GOP”) goal as set forth below.

Total Company GOP Goal	Bonus Program Potential
$<Amount>	$<Amount>
$<Amount>	$<Amount>
$<Amount>	$<Amount>

Your maximum bonus potential for <Current Year>: $<Amount>

Your eligibility for any Payout is dependent upon your compliance with applicable laws and your adherence to all Republic policies and procedures. Your overall performance/achievement of your <Current Year> assigned goals and any extraordinary efforts on your part will also be considered in determining the amount of Payout.

III.	DATE PAYOUT IS EARNED AND PAID

This Payout will be earned and paid on <Date>.  You must be an associate of Republic in good standing at the time of Payout in order to receive such Payout. If you are on probation or on a Performance Improvement Plan at the time of a Payout, you are not considered to be ‘in good standing’ at that time and are not eligible for such Payout.

IV.	OTHER

Management reserves the right to revise participants’ budgets and goals included in this agreement if actual results vary significantly, in the opinion of Management, due to changing economic conditions. In addition, Management reserves the right in its sole discretion to adjust specific requirements and participant Payout under this Bonus Program as it deems necessary, including the exclusion of certain items from GOP calculation.  Management may terminate the Bonus Program at any time.

V.	NON-SOLICITATION & NON-COMPETE

By agreeing to the terms set forth in this Bonus Program, you further acknowledge and ratify all promises you made in the Change in Control Agreement Severance Agreement entered into on <Date> including, but not limited to, your agreement not to compete, disparage, solicit, or disclose confidential information.

VI.	PROPRIETARY INFORMATION

You further agree and understand that all information, knowledge and data received, produced, or developed during your employment with Republic are the sole properties of and proprietary to Republic, and through your continued employment with Republic, you assign to Republic all right, title, and interest in and to the Proprietary Information (as defined below) whether patentable or not, that in the past or in the future you make, conceive, or suggest, either alone or jointly with others, while employed by Republic relating in any way to Republic’s business.  Through your continued employment with Republic, you also agree to waive any and all interest you may have in the Proprietary Information.  “Proprietary Information” includes, but is not limited to, business processes, computer programs, methods, client names, information and/or lists, prospective client lists, internal policies and procedures and other proprietary information or data.

VII.	INJUNCTIVE RELIEF

Since a material purpose of Sections V, VI, and VII is to protect Republic’s proprietary information as well as its investment in the employee, you further agree that any breach or threatened breach of Sections V, VI, and/or VII by you would result in material damage and immediate and irreparable harm to Republic and that money damages may not be an adequate remedy for any such breach or threatened breach. You therefore agree that in the event of any such breach or threatened breach by you, Republic shall be entitled to obtain immediate injunctive relief without a bond, whether temporary, preliminary, or permanent, to enforce or prevent any violations of the provisions of the agreement(s) in Sections V, VI, and VII, in addition to any other rights and remedies available to Republic. You further agree that if Republic completely or partially prevails in an injunction, lawsuit, or other action to enforce the terms of those agreement(s), you will be responsible for reimbursing Republic for its attorney’s fees spent in connection with the cost of enforcement, including but not limited to the lawsuit or other action such as appeal.

VIII.	GOVERNING LAW, VENUE

The laws of the Commonwealth of Kentucky govern all rights and obligations arising out of or relating to your Bonus Program. All actions arising out of or relating to the Bonus Program shall be heard and determined exclusively by a court located in Jefferson County, Kentucky. However, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of any legal action or proceeding is vested exclusively in the U.S. federal courts, the action arising out of or relating to this Bonus Program shall be heard and determined exclusively by the U.S. District Court for the Western District of Kentucky.

Associate Signature	Date